Issuer Free Writing Prospectus

filed pursuant to Rule 433

supplementing the Prospectus

dated March 31, 2016

Registration No. 333-210502

Invest now in the new GM Financial Right Notes

November 3, 2016
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Dan Berce, GM Financial President and CEO, and Alan Batey, President of General Motors North America, introduce the benefits of GM Financial Right Notes and how this new investment program works.

As an employee of General Motors, there is an exciting new investment option available for you called GM Financial Right NotesSM. Whether you're an investment pro or just starting out, Right Notes provides a great opportunity to add to your investment portfolio, or to begin your nest egg.

What are Right Notes?

Right Notes is an investment program that functions similar to a money market fund. Your investment will earn daily interest at a rate higher than many savings accounts, and your interest is automatically reinvested monthly. You can even invest and withdraw funds at any time with no additional fees or penalties.

1.15%	1.20%	1.25%
TIER 1	TIER 2	TIER 3
Investments Less than $15,000	Investments $15,000 - $50,000	Investments More than $50,000

NOTE: Rates shown are valid as of 11/1/16 and may change at the discretion of GM Financial

Additionally, Right Notes help GM Financial support GM and GM Financial's growing businesses. The Right Notes program is similar to demand note programs offered by other captive finance companies.

"Supporting the continued growth of GM Financial is a strategic priority for GM," said Alan Batey, President of General Motors North America. "The Right Notes program is an investment program we can all benefit from."

Benefits at a glance

- Competitive rates
- Easy online enrollment
- Start with a minimum investment of $500
- Convenient 24/7 access to help manage your investment
- Additional investments accepted at any time through your linked bank account or payroll deduction

"We are currently rolling out the program to GM and GM Financial employees. In the coming months, we'll expand our market to include GM retirees, as well as GM dealers and their employees," said Dan Berce, President and CEO of GM Financial.

If you know the current rates of other demand notes investments and want to see how Right Notes compare, visit rightnotes.com. You can also get details on eligibility, read the prospectus and learn how to invest.

About GM Financial

GM Financial is GM's global captive finance subsidiary with operations in North America, Europe, Latin America and China. Its global footprint covers over 85% of GM's worldwide sales. The company provides auto-financing solutions for both consumer and business customers; including loans, leases, as well as dealer floorplan, construction and lines of credit products to GM dealers.

Visit gmfinancial.com to learn more about us and our leadership team. To read our Strategic and Operational Overview, or to learn more about the growth and performance of GM Financial, please explore our Investor Center.

General Motors Financial Company, Inc. ("GM Financial") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at gmfinancial.com/rightnotes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.